Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 12, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of CellStar Corporation for the year ended November 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CellStar Corporation on Form S-8 (File No. 333-121590, effective December 23, 2004, File No. 333-89298, effective May 29, 2002, File No. 333-77415, effective April 30, 1999, File No. 333-23381, effective October 3, 1997 and File No. 33-87754, effective December 23, 1994).

 /s/ GRANT THORNTON LLP

Dallas, Texas
February 12, 2007